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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934*





                           Fleetwood Enterprises, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                      Common Stock, $1.00 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    339099103
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                October 20, 2003
           -----------------------------------------------------------
             (Date of Event which requires filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Statement is filed:

[ ] Rule 13d-1(b)

[X] Rule 13d-1(c)

[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 339099103                   13G                     Page 2 of 8 Pages

--------------------------------------------------------------------------------

    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Acqua Wellington Opportunity Ltd.
--------------------------------------------------------------------------------

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [X]

                                                                        (b) [ ]
--------------------------------------------------------------------------------
    3       SEC USE ONLY


--------------------------------------------------------------------------------

    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            Bahamas
--------------------------------------------------------------------------------

                           5      SOLE VOTING POWER
      NUMBER OF                   2,459,893
        SHARES     -------------------------------------------------------------
     BENEFICIALLY
       OWNED BY            6      SHARED VOTING POWER
         EACH                     2,673,797
      REPORTING    -------------------------------------------------------------
        PERSON             7      SOLE DISPOSITIVE POWER
         WITH
                                  2,459,893
                   -------------------------------------------------------------
                           8      SHARED DISPOSITIVE POWER

                                  2,673,797
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,673,797
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           7.4%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           OO (A corporation organized under the laws of the Bahamas)
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 339099103                   13G                     Page 3 of 8 Pages

--------------------------------------------------------------------------------

    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Acqua Wellington North American Equities Fund, Ltd.
--------------------------------------------------------------------------------

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [X]

                                                                        (b) [ ]
--------------------------------------------------------------------------------
    3       SEC USE ONLY


--------------------------------------------------------------------------------

    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            Bahamas
--------------------------------------------------------------------------------

                           5      SOLE VOTING POWER
      NUMBER OF                   213,904
        SHARES     -------------------------------------------------------------
     BENEFICIALLY
       OWNED BY            6      SHARED VOTING POWER
         EACH                     2,673,797
      REPORTING    -------------------------------------------------------------
        PERSON             7      SOLE DISPOSITIVE POWER
         WITH
                                  213,904
                   -------------------------------------------------------------
                           8      SHARED DISPOSITIVE POWER

                                  2,673,797
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,673,797
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           7.4%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           OO (A corporation organized under the laws of the Bahamas)
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 339099103                   13G                     Page 4 of 8 Pages

--------------------------------------------------------------------------------

ITEM 1.

(a)      Name of Issuer:

         Fleetwood Enterprises, Inc.

(b)      Address of Issuer's Principal Executive Offices:

         3125 Myers Street
         Riverside, California  92503-5527

ITEM 2.

(a)      Name of Person Filing:
(b)      Address of Principal Business Office or, if none, Residence:
(c)      Citizenship:

         Acqua Wellington Opportunity Ltd.
         Charlotte House, Charlotte Street
         Nassau, Bahamas
         Bahamas

         Acqua Wellington North American Equities Fund, Ltd.
         One Montague Place
         East Bay Street
         Nassau, Bahamas
         Bahamas


(d)      Title of Class of Securities:

         Common Stock, $1.00 par value per share

(e)      CUSIP Number:

         339099103

CUSIP No. 339099103                   13G                     Page 5 of 8 Pages

--------------------------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO ss.ss.240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

             Not applicable.

ITEM 4.      OWNERSHIP.

             The following is information regarding the aggregate number and percentage of the class of securities of the issuer identified in
             Item 1 as of October 20, 2003.

1.      Acqua Wellington Opportunity Ltd.

(a)      Amount beneficially owned: 2,673,797 shares of Common Stock

(b)      Percent of class:  7.4%

(c)      Number of shares as to which the person has:

         (i)      Sole power to vote or to direct the vote: 2,459,893

         (ii)     Shared power to vote or to direct the vote:  2,673,797

         (iii)    Sole power to dispose or to direct the disposition of:
                  2,459,893

         (iv)     Shared power to dispose or to direct the disposition of:
                  2,673,797

2.      Acqua Wellington North American Equities Fund, Ltd.

(a)      Amount beneficially owned: 2,673,797 shares of Common Stock

(b)      Percent of class:  7.4%

(c)      Number of shares as to which the person has:

         (i)      Sole power to vote or to direct the vote: 213,904

         (ii)     Shared power to vote or to direct the vote:  2,673,797

         (iii)    Sole power to dispose or to direct the disposition of:
                  213,904

         (iv)     Shared power to dispose or to direct the disposition of:
                  2,673,797


ITEM 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

             Not applicable.

ITEM 6.      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

             Not applicable.

CUSIP No. 339099103                   13G                     Page 6 of 8 Pages

--------------------------------------------------------------------------------

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

             Not applicable.

ITEM 8.      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

             Not applicable.

ITEM 9.      NOTICE OF DISSOLUTION OF GROUP

             Not applicable.

CUSIP No. 339099103                   13G                     Page 7 of 8 Pages

--------------------------------------------------------------------------------

ITEM 10.     CERTIFICATION

Certification pursuant to ss.240.13d-1(c):

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.




                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  October 24, 2003


                                        ACQUA WELLINGTON OPPORTUNITY LTD.


                                        By: /s/ Anna Marie Lowe
                                            ----------------------------------
                                            Name:   Anna Marie Lowe
                                            Title:  Vice President



                                        ACQUA WELLINGTON NORTH AMERICAN EQUITIES
                                        FUND, LTD.


                                        By: /s/ Deirdre M. McCoy
                                            ----------------------------------
                                            Name:   Deirdre M. McCoy
                                            Title:  Vice President

CUSIP No. 339099103                   13G                     Page 8 of 8 Pages

--------------------------------------------------------------------------------

                                    EXHIBIT A
                             JOINT FILING AGREEMENT

This Agreement is filed as an exhibit to Schedule 13G being filed by Acqua Wellington Opportunity Ltd. and Acqua Wellington North American Equities Fund, Ltd. in compliance with Rule 13d-1(k) of the Securities and Exchange Commission, which requires an agreement in writing indicating that the Schedule 13G to which this Agreement is attached is filed on behalf of the below-named companies, that they are each responsible for the timely filing of the Schedule 13G and any amendments thereto and for the completeness and accuracy of the information concerning such persons contained therein.


Dated:  October 24, 2003



                                        ACQUA WELLINGTON OPPORTUNITY LTD.


                                        By: /s/ Anna Marie Lowe
                                            ----------------------------------
                                            Name:   Anna Marie Lowe
                                            Title:  Vice President



                                        ACQUA WELLINGTON NORTH AMERICAN EQUITIES
                                        FUND, LTD.


                                        By: /s/ Deirdre M. McCoy
                                            ----------------------------------
                                            Name:   Deirdre M. McCoy
                                            Title:  Vice President